Exhibit 99.1

For Immediate Release

Eagle Pharmaceuticals, Inc. Reports Fourth Quarter and Full Year 2016 Results

— Bendeka® market share grew to 92% —

— Bendeka reaches $500 million in cumulative sales in Q1 2017, triggering $25 million milestone —

— 2016 Revenue grew 186% to $189.5 million —

— Q4 2016 income before tax benefit grew to $28.3 million, including $15.6 million of accelerated and non-recurring expenses—

— Q4 2016 EPS grew to $3.75 per basic and $3.52 per diluted share —

— Full Year 2016 income before tax benefit grew to $53.4 million —

— Full Year 2016 EPS grew to $5.24 per basic and $4.96 per diluted share —

— Q4 2016 included $29 million of income tax benefit on release of tax valuation allowance —

WOODCLIFF LAKE, N.J.— March 1, 2017—Eagle Pharmaceuticals, Inc. (“Eagle” or “the Company”) (Nasdaq: EGRX) today announced its financial results for the three- and twelve-months ended December 31, 2016. Highlights of and subsequent to the fourth quarter of 2016 include:

Business Highlights:

•                 Bendeka total market share rose to 92%, as of February 24, 2017;

•                 Bendeka achieves $500 million in cumulative sales, triggering $25 million sales milestone from Teva in Q1 2017;

•                 Eight new patents allowed by the U.S. Patent and Trademark Office for Eagle’s Bendeka portfolio bringing the total to 14 issued or allowed, with 11 issued to-date and ten listed in the Orange Book;

•                 The Centers for Medicare & Medicaid Services (CMS) established a unique J-Code (J9034) for Bendeka effective January 1, 2017 triggering a $40 million milestone payment from Teva in Q4 2016;

•                 Ryanodex® sales increased to $3.9 million during the fourth quarter;

•                 Completed NDA submission for Ryanodex for Exertional Heat Stroke (EHS) and requested Priority Review;

•                 NDA for Pemetrexed Injection for non-small cell lung cancer and mesothelioma accepted for filing; PDUFA target date of October 30, 2017;

•                 Entered the biologics sector with the acquisition of Arsia Therapeutics, now renamed Eagle Biologics;

•                 Board member, David Pernock, joined Eagle management as President and Chief Commercial Officer; and,

•                 At year end, Eagle had purchased $37 million in Eagle common stock as part of its $75 million Share Repurchase Program. Since commencing the program authorized in August 2016, Eagle has purchased more than 722,000 shares totaling approximately $48 million.

Financial Highlights:

Fourth Quarter

•                  Total revenue for the fourth quarter of 2016 grew 346% to $81.1 million;

•                  Product sales increased to $9.1 million compared to $2.9 million in Q4 2015;

•                  Royalty income increased to $32.0 million compared to $0.3 million in Q4 2015;

•                  License and other income increased to $40.0 million compared to $15 million in Q4 2015;

•                  $52.9 million in total operating expenses during the quarter included approximately $15.6 million related to accelerated and non-recurring expenses; including $12.3 million related to R&D and $3.3 million in accelerated Sales and Marketing expense related to Ryanodex for EHS marketing activities:

•                  R&D expense increased to $16.7 million compared to $8.8 in Q4 2015, which included $12.3 million related to accelerated and non-recurring expenses;

•                  Sales & Marketing expense increased to $17.4 million compared to $5.6 in Q4 2015, which included $3.3 million related to accelerated spending as referenced above;

•                  A tax benefit of $29 million was recorded during the fourth quarter driven by our reversal of the valuation allowance against the Company’s net deferred tax asset;

•                  Q4 2016 income before income tax benefit was $28.3 million; and,

•                  Q4 2016 net income was $57.3 million, or $3.75 per basic and $3.52 per diluted share, compared to net income of $1.2 million, or $0.08 per basic and $0.07 per diluted share in Q4 2015.

Full Year 2016

•                  2016 revenue grew 186% to $189.5 million compared to $66.2 million in 2015;

•                  Product sales increased to $40.6 million in 2016 compared to $13.0 million in 2015;

•                  Royalty income increased to $99.0 million in 2016 compared to $8.3 million in 2015;

•                  License and other income increased $49.8 million in 2016 compared to $45 million in 2015;

•                  Full Year 2016 income before income tax benefit was $53.4 million;

•                  Full Year 2016 net income was $81.5 million, or $5.24 per basic and $4.96 per diluted share, compared to net income of $2.6 million, or $0.17 per basic and $0.16 per diluted share in 2015; and,

•                  Cash and cash equivalents were $52.8 million and accounts receivable were $42.2 million as of December 31, 2016.

“In 2016, we significantly enhanced Eagle’s long term value and we continue to see momentum in our business.  Bendeka, for which we receive a 25% royalty, grew to 92% of the bendamustine market and has exceeded $500 million in cumulative sales since its launch in January 2016. With ten Orange-Book listed and fourteen total issued or allowed patents protecting Bendeka from 2026 through 2033, we believe the product will have a very long lifecycle,” stated Scott Tarriff, President and Chief Executive Officer of Eagle Pharmaceuticals.

“With our Ryanodex for Exertional Heat Stroke and Pemetrexed NDAs now submitted to the FDA, and our continued work with fulvestrant and a potential third indication for Ryanodex for Ecstasy and methamphetamine intoxication, 2017 will be an important year for Eagle. We anticipate an FDA decision on these NDA submissions this year and are scaling our commercial organization to prepare for our first self-launched commercial product, if approved. David Pernock will lead our commercial efforts to build an internal sales organization allowing us to maximize the potential of these and future opportunities.  And importantly, with multiple additional pipeline products, which we plan to discuss as the year progresses, we continue to focus on developing improved injectables for patients,” added Tarriff.

“During the fourth quarter, we took advantage of our growing cash position to accelerate our research and development spend and buy back additional Eagle shares. We will continue to evaluate opportunities throughout the year to drive additional value for our shareholders,” concluded Tarriff.

Fourth Quarter 2016 Financial Results

Total revenue for the three months ended December 31, 2016 was $81.1 million, as compared to $18.2 million for the three months ended December 31, 2015.  A summary of total revenue is outlined below:

	Three Months Ended December 31,
	2016	2015

Revenue:
Product sales	$9,080	$2,869
Royalty income	32,015	312
License and other income	40,046	15,000
Total revenue	81,141	18,181

Product sales increased to $9.1 million on net product sales in Bendeka, Ryanodex, docetaxel injection non-alcohol formulation, and Argatroban. Royalty income increased to $32.0 million, as a result of the launch of Bendeka in January 2016. License and other income increased to $40.0 million due to the milestone payment from Teva triggered by the CMS decision to issue a unique J-code for Bendeka.

Research and development expenses increased by $7.9 million to $16.7 million in the three months ended December 31, 2016, compared to $8.8 million in the prior year quarter. The increase was largely due to Eagle’s decision to accelerate development spending for molecules in our pipeline and additional non-recurring expenses. $12.3 million of the $16.7 million in R&D spend during the quarter was due to non-recurring expenses and those Eagle opted to accelerate.

SG&A expenses increased $11.8 million to $17.4 million in the fourth quarter of 2016 compared to $5.6 million in the three months ended December 31, 2015. Sales and marketing pre-launch related expenses accounted for the bulk of the increase as the Company prepares for the commercial launch of Ryanodex for EHS, if approved.

A tax benefit of $29 million was recorded during the fourth quarter driven by our reversal of the valuation allowance against the Company’s net deferred tax asset (primarily net operating losses).  Based on current profitability and expected future profits we believe it is likely that these tax benefits will be utilized.

Net income for the fourth quarter was $57.3 million, or $3.75 per basic share and $3.52 per diluted share, compared to net income of $1.2 million, or $0.08 per basic and $0.07 per diluted share in the three months ended December 31, 2015, due to the factors discussed above.

Full Year 2016 Financial Results

Total revenue for the year ended December 31, 2016 was $189.5 million, as compared to $66.2 million for the year ended December 31, 2015.  A summary of total revenue is outlined below:

	Year Ended December 31,
	2016	2015

Revenue:
Product sales	$40,646	$12,968
Royalty income	99,040	8,259
License and other income	49,796	45,000
Total revenue	189,482	66,227

The $27.7 million increase in product sales in 2016 was driven by the launch of Bendeka and growth of Ryanodex sales. Royalty income increased by $90.8 million to $99.0 million in 2016 from $8.3 million in 2015, due to the launch of Bendeka. License and other income reflects payments received for achieving certain contractual milestones in connection with the Company’s licensing agreement with Teva.

Cost of product sales increased by $26.6 million to $34.3 million in 2016, from $7.8 million in 2015, due to the launch of Bendeka and inventory write downs. Cost of royalty increased by $13.1 million to $21.0 million in 2016, from $7.9 million in 2015 due to the launch of Bendeka.

R&D expense increased by $2.4 million in 2016 to $30.3 million compared to $27.9 million in 2015 as a result of development efforts to advance multiple product candidates, as well as $5.1 million in development spending for its fulvestrant formulation, which the Company elected to accelerate in Q4 2016.

SG&A expenses increased by $32.1 million to $52.3 million in 2016, compared to $20.2 million in 2015. This increase is related to the growth in the commercial organization, prelaunch expenses, staff additions and professional fees incurred to support expansion of the Company.

Included in operating expenses in 2016 is approximately $10 million related to stock-based compensation, a 140% increase over the same period in 2015.  We estimate stock-based compensation will increase to approximately $15.5 million in 2017.

For the full year, the Company recorded a net tax benefit of $28 million. Included in this amount was a reversal of a valuation allowance which had been carried against the Company’s net deferred tax assets (primarily net operating losses).

Net income for the year ended December 31, 2016 was $81.5 million or $5.24 per basic and $4.96 per diluted share as compared to net income of $2.6 million or $0.17 per basic and $0.16 per diluted share for the year ended December 31, 2015, as a result of the factors discussed above.

Liquidity

As of December 31, 2016, the Company had $52.8 million in cash and cash equivalents; $42.2 million in receivables, with approximately $31.1 million due from Teva; and no debt.

Expense Guidance

•                  2017 R&D expense is expected to be in the range of $31 - $35 million

•                  2017 SG&A expense is expected to be in the range of $65 - $68 million

Conference Call

As previously announced, Eagle management will host its fourth quarter and full year 2016 conference call as follows:

Date	Wednesday, March 1, 2017
Time	8:30 A.M. EST
Toll free (U.S.)	888-632-3384
International	785-424-1675
Webcast (live and replay)	www.eagleus.com, under the “Investor Relations” section

A replay of the conference call will be available for one week after the call’s completion by dialing 800-839-1320 (US) or 402-220-0488 (International) and entering conference call ID EGRXQ416. The webcast will be archived for 30 days at the aforementioned URL.

About Eagle Pharmaceuticals, Inc.

Eagle is a specialty pharmaceutical company focused on developing and commercializing injectable products that address the shortcomings, as identified by physicians, pharmacists and other stakeholders, of existing commercially successful injectable products. Eagle’s strategy is to utilize the FDA’s 505(b)(2) regulatory pathway. Additional information is available on the Company’s website at www.eagleus.com.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and other securities laws. Forward-looking statements are statements that are not historical facts. Words and phrases such as “anticipated,” “forward,” “agreement,” “allowing,”  “expected,” “will,” “may,” “potential,” “maximize,” “prepare,” “build,” ‘will lead,” ‘plan,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding future events including, but not limited to: the Company’s  expected R&D and SG&A expenses for 2017; the Company’s expected stock-based compensation for 2017; the Company’s  timing and ability to repurchase additional shares of the Company’s common stock, if any,  under a share repurchase program;; future sales of Bendeka; the timing of the FDA’s approval, if at all, of the label expansions of Ryanodex to treat EHS patients and for the treatment of ecstasy and methamphetamine intoxication; the contribution of the Ryanodex portfolio to the Company’s growth; the timing of Ryanodex for EHS entering the market; the FDA’s decision on the Company’s NDA for Pemetrexed; the Company’s plans to scale up its commercial operations and build an internal sales organization; the strength of the Company’s cash position and the ability to optimize the deployment of capital and take advantage of market opportunities; the potential for the Company’s product pipeline to drive value;; and the advancement of the Company’s product candidates through the development process and the ability to access significant new markets. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond Eagle’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Such risks include, but are not limited to: whether the Company will incur unforeseen expenses or liabilities;  whether our animal studies will support the safety and efficacy of Ryanodex for the treatment of EHS and Ecstasy and methamphetamine intoxication; whether the FDA will ultimately approve Ryanodex for these indications; whether the FDA will approve the Company’s NDA for Pemetrexed; fluctuations in the trading volume and market price of shares of the Company’s common stock, general business and market conditions and management’s determination of alternative needs and uses of the Company’s cash resources all of which may affect the Company’s share repurchase program; the success of our commercial relationship with Teva and the parties’ ability to work effectively together; whether Eagle and Teva will successfully perform their respective obligations under the license agreement; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; the outcome of litigation involving any of our products or that may have an impact on any of our products, successful compliance with FDA and other governmental regulations applicable to product approvals, manufacturing facilities, products and/or businesses; general economic conditions; the strength and enforceability of our intellectual property rights or the rights of third parties; competition from other pharmaceutical and biotechnology companies and the potential for competition from generic entrants into the market; the timing of product launches; the successful marketing of our products; the risks inherent in the early stages of drug development and in conducting clinical trials; and other factors that are discussed in Eagle’s Annual Report on Form 10-K for the year ended December 31, 2015, and its other filings with the U.S. Securities and Exchange Commission including Eagle’s Annual Report on Form 10-K for the year ended December 31, 2016 which the Company expects to file in March 2017. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

Investor Relations for Eagle Pharmaceuticals, Inc.:

Lisa M. Wilson

In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

— Financial tables follow —

EAGLE PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31, 2016	December 31, 2015

ASSETS
Current assets:
Cash and cash equivalents	$52,820	$79,083
Accounts receivable	42,194	26,267
Inventories	2,739	15,042
Prepaid expenses and other current assets	11,357	1,865
Total current assets	109,110	122,257
Property and equipment, net	3,316	2,205
Intangible assets	32,622	—
Deferred tax asset, net	28,643
Goodwill	39,743
Other assets	136	143
Total assets	$213,570	$124,605
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,716	$3,857
Accrued expenses	24,487	24,405
Current portion of contingent consideration	1,012	—
Deferred revenue	—	6,000
Total current liabilities	40,215	34,262
Contingent consideration, less current portion	22,129	—
Commitments and contingencies
Stockholders’ equity:
Preferred stock, 1,500,000 shares authorized and no shares issued or outstanding as of December 31, 2016 and December 31, 2015	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized; 15,890,862 and 15,636,387 issued as of December 31, 2016 and December 31, 2015, respectively	16	15
Additional paid in capital	213,872	197,440
Accumulated deficit	(25,659)	(107,112)
Treasury stock, at cost, 566,838 shares as of December 31, 2016	(37,003)	—
Total stockholders’ equity	151,226	90,343
Total liabilities and stockholders’ equity	$213,570	$124,605

EAGLE PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Revenue:
Product sales	$9,080	$2,869	$40,646	$12,968
Royalty income	32,015	312	99,040	8,259
License and other income	40,046	15,000	49,796	45,000
Total revenue	81,141	18,181	189,482	66,227
Operating expenses:
Cost of product sales	9,570	1,343	34,320	7,762
Cost of royalty	9,249	1,255	20,986	7,885
Research and development	16,650	8,782	30,262	27,855
Selling, general and administrative	17,386	5,608	52,313	20,165
Gain on sale of asset	—	—	(1,750)	—
Total operating expenses	52,855	16,988	136,131	63,667
Income from operations	28,286	1,193	53,351	2,560
Interest income	8	3	84	25
Interest expense	(2)	(2)	(8)	(11)
Total other income	6	1	76	14
Income before income tax benefit (provision)	28,292	1,194	53,427	2,574
Income tax benefit (provision)	29,009	25	28,026	(3)
Net income	$57,301	$1,219	$81,453	$2,571
Earnings per share attributable to common stockholders:
Basic	$3.75	$0.08	$5.24	$0.17
Diluted	$3.52	$0.07	$4.96	$0.16
Weighted average number of common shares outstanding:
Basic	15,293,493	15,598,401	15,533,681	15,250,154
Diluted	16,301,525	16,748,880	16,434,104	16,253,781